Exhibit 99.1

Kimball International Announces Changes to its Board of Directors

JASPER, IN., June 29, 2020 -- Kimball International, Inc. (NASDAQ: KBAL) today announced that Director Geoffrey L. Stringer has decided to retire from the Board of Directors at the end of his current term, following 17 years of dedicated service. Mr. Stringer’s term expires at the Company's 2020 annual meeting of shareholders on October 27, and he will not be seeking re-election.

Mr. Stringer has provided invaluable leadership and exceptional service to the Company since joining the Board in 2003. “On behalf of our shareholders and the entire Board, I thank Geoff for his many years of dedication and service to Kimball International,” said Chief Executive Officer Kristie Juster. “Geoff’s wealth of experience in banking and finance along with his intense focus on driving results were pivotal in helping lead Kimball International through years of growth and transformation.”

Mr. Stringer currently serves as a member of the Compensation and Governance Committee, and previously served as Chair of the Audit Committee for several years. Ms. Juster continued, “Geoff’s coaching of both directors and management teams has been one of his many contributions. We wish him and his family well in his retirement.”

The Company has appointed Scott M. Settersten as an independent member of its Board of Directors, effective July 1, 2020. Mr. Settersten will also serve on the Audit Committee and will stand for election at the Company’s 2020 annual meeting of shareholders.

Mr. Settersten is Chief Financial Officer, Treasurer and Assistant Secretary for Ulta Beauty, Inc. the largest beauty retailer in the United States. Mr. Settersten brings over 30 years of financial and leadership experience with him to the Board. Before assuming the role of CFO at Ulta in 2013, Mr. Settersten held a wide range of senior positions in finance, accounting and investor relations at the company. Previously, Mr. Settersten served for 15 years in various leadership roles at PricewaterhouseCoopers, both in the U.S. and Europe. “Scott will be a valuable addition to our board,” said Board Chair Kim Ryan. “Scott’s strong finance and e-commerce background will bring a unique and valued perspective as we continue the execution of our dynamic transformation plan.”

About Kimball International, Inc.
For 70 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders and the communities in which we operate. In fiscal year 2019, the Company generated $768 million in revenue and employed over 3,000 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.